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                                                                    EXHIBIT 99.1
                        [EOG RESOURCES, INC. LOGO]

EOG RESOURCES, INC. DECLARES DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

FOR IMMEDIATE RELEASE:  Monday, February 14, 2000

          HOUSTON - The Board of Directors of EOG Resources, Inc. today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of EOG Resources common stock.

          "The Rights are designed to assure that all of EOG Resources' stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against abusive tactics to gain control of EOG without paying all stockholders a premium for that control," said Mark G. Papa, Chairman and Chief Executive Officer of EOG Resources, Inc. "There is no specific takeover threat at this time, but the Rights are being adopted due to the current low equity valuations in the industry."

          The Rights are intended to enable all stockholders of EOG Resources to realize the long-term value of their investment in the company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover.

          The Rights will be exercisable only if a person or group acquires 15 percent or more of EOG Resources' common stock or announces a tender offer the consummation of which would



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result in ownership by a person or group of 15 percent or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $90.00.

          If a person or group acquires 15 percent or more of EOG Resources' outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of EOG Resources' common shares having a market value of twice such price. In addition, if EOG Resources is acquired in a merger or other business combination transaction after a person has acquired 15 percent or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the then-current exercise price of the Right, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

          Prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

          The Board of Directors is also authorized to reduce the 15 percent thresholds referred to above to not less than 10 percent.

          The dividend distribution will be made on February 24, 2000, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on February 24, 2010.

          EOG Resources, Inc. (formerly Enron Oil & Gas Company) is one of the largest independent (non-integrated) oil and gas companies in the United States and is the operator of substantial proved reserves in the U.S., Canada and offshore Trinidad. EOG Resources is listed on the New York Stock Exchange and is traded under the ticker symbol, "EOG."